Exhibit 10.24

RENT SCHEDULE

This Rent Schedule dated as of 1 June, 2010 is between RRCC Realty, LLC, a New Hampshire limited liability company (the “Tenant”), and Red River Computer Co., Inc., a New Hampshire corporation, (the “Approved Subtenant”) with reference to that certain sublease between the Wainshall Mill Leasing Company LLC (the “Landlord”) and the Tenant, to which the Approved Subtenant joined, dated May 8, 2008 covering the fourth and fifth floors (approximately 20,566 square feet) of the building and property located at 2l Water Street, Claremont, New Hampshire, as amended by the First Amendment to Commercial Lease among the Landlord, the Approved Subtenant and the Tenant (as so amended, the “Approved Sublease”). Defined terms used herein shall have the meaning given them in the Approved Sublease unless otherwise defined herein. This is the separate rent schedule referred to in Section 9.02(a) of the Approved Sublease.

1. Rent Amount. Effective 1 June, 2010 and for the period of 12 calendar months following such date, the Approved Subtenant’s Annual Rent shall be an amount equal to $637,546.00. For each period of twelve months following the initial twelve months (each such twelve month period is referred to herein a “Lease Year”), the Approve Subtenant’s Annual Rent shall be calculated by multiplying the amount of the Approved Subtenant’s Annual Rent for the immediately preceding Lease Year (the “Preceding Lease Year”) by a fraction the numerator of which is the Price Index (as defined below) for the 1lth calendar month of the Preceding Lease Year and the denominator of which is the Price Index for the 11th Calendar month of the Lease Year immediately prior to the Preceding Lease Year, provided that in no event shall the Approved Subtenant’s Annual Rent be adjusted downward. The “Price Index” shall mean the Consumer Price Index for all urban consumers (CPI-U), Boston, Massachusetts as published by the United States Department of Labor, Bureau of Labor Statistics. If the Bureau of Labor Statistics should cease to publish such index in its present form or calculate it on the present basis, then a comparable index or any index reflecting changes in prices determined in a similar manner shall be reasonably designated by the Tenant in substitution therefore. The adjusted rent calculation shall be made by the Tenant, who shall notify the Approved Subtenant of the adjusted amount.

IN WITNESS WHERE OF, the parties have duly executed this Rent Schedule as of the date first above written.

TENANT	APPROVED SUBTENANT:

RRCC REALITY, LLC	RED RIVER COMPUTER CO., INC.

By:	By:
Title: Manager	Title: President